Exhibit 99.1

[SEMCO ENERGY LOGO] 1411 Third Street, PO BOX 5004, Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-887-4208

ACQUISITION OF SEMCO ENERGY, INC. BY CAP ROCK HOLDING CORPORATION COMPLETED

PORT HURON, MI, NOVEMBER 9, 2007– SEMCO ENERGY, Inc. (NYSE:SEN) and Cap Rock Holding Corporation (Cap Rock) today announced that they have completed Cap Rock’s acquisition of all the outstanding Common Stock and 5% Series B Preferred Stock of SEMCO ENERGY. Under the terms of the agreement reached in February 2007 (the Exchange Agreement), holders of SEMCO ENERGY’s Common Stock will receive $8.15 in cash for each share of Common Stock they hold. Holders of Series B Preferred Stock will receive $213.07 per share plus a “make-whole” premium calculated at closing of $19.9720.  SEMCO ENERGY shareholders will be sent information about the process for exchanging their shares for cash.  Trading of SEMCO Energy’s Common Stock on the New York Stock Exchange (NYSE) was suspended as of the opening of the Market today, and SEMCO Energy’s Common Stock will be delisted from the NYSE.

In connection with the closing of the transactions contemplated by the Exchange Agreement, SEMCO ENERGY previously announced cash tender offers and consent solicitations for any and all of its outstanding 7 1/8% Senior Notes due 2008 (the 2008 Notes) and its outstanding 7 3/4% Senior Notes due 2013 (the 2013 Notes and, together with the 2008 Notes, the Notes) pursuant to its Offers to Purchase and Consent Solicitation Statement dated October 10, 2007, and the related Consent and Letter of Transmittal (the Offer Documents). The tender offers expired at 10 a.m., New York City time, on November 9, 2007. On November 9, 2007, SEMCO ENERGY accepted for purchase $145,075,000 of the aggregate principal amount of 2008 Notes tendered, representing approximately 96.7% of the total principal amount of 2008 Notes outstanding and $199,867,000 of the aggregate principal amount of 2013 Notes tendered, representing approximately 99.9% of the total principal amount of 2013 Notes outstanding.
As previously announced, as a result of the receipt of the requisite amount of consents in connection with these tender offers and consent solicitations, SEMCO ENERGY and The Bank of New York Trust Company, N.A., as trustee, entered into supplemental indentures, each dated as of October 24, 2007, which became operative upon SEMCO ENERGY's acceptance of the Notes for purchase on November 9, 2007, and which amend the original indentures relating to the Notes. The supplemental indentures eliminate substantially all of the restrictive covenants contained in the original indentures and modify certain other provisions contained in the original indentures. This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The full terms of the tender offer and the consent solicitation are set forth in the Offer Documents.

Cap Rock Holding Corporation, through its regulated subsidiary, Cap Rock Energy Corporation, transmits and distributes power to residential and commercial customers in 28 counties in the State of Texas. Cap Rock owns no generation facilities and instead purchases power wholesale through long-term power supply contracts.

SEMCO ENERGY, Inc. distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.